Exhibit 23.4

DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

October 9, 2015

Vanguard Natural Resources, LLC
5847 San Felipe Suite 3000
Houston, Texas 77057

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Vanguard Natural Resources, LLC to which this consent is attached as an exhibit and in any related Prospectus of the Annual Report on Form 10-K of Vanguard Natural Resources, LLC for the year ended December 31, 2014, which uses the name DeGolyer and MacNaughton, refers to DeGolyer and MacNaughton, and incorporates information contained in our letter as of December 31, 2014, on the proved oil, natural gas liquids, and natural gas reserves of Vanguard Natural Resources, LLC dated February 19, 2015, under the heading “Item 1. Business” and “Item 2. Properties.”

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGolyer and MacNaughton
Texas Registered Engineering Firm F-716